Exhibit 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200

PRESS RELEASE

Pioneer Announces 2005 First Quarter Results

     Houston, Texas (May 16, 2005) — Pioneer Companies, Inc. [NASDAQ: PONR] today reported net income of $15.0 million, or $1.28 per diluted share, on revenues of $119.1 million for the three months ended March 31, 2005, as compared to a net loss of $7.3 million, or $0.73 per diluted share, on revenues of $91.0 million for the first quarter of 2004.

     Pioneer’s average ECU netback during the first quarter of 2005 was $548, which was $68 higher than the preceding quarter and $209 higher than the first quarter of 2004. The increase in revenues that resulted from the higher ECU netback was offset in part by lower ECU sales volumes, as a result of lower sales volume for caustic soda. Revenues in the most recent quarter also reflected higher prices for bleach and Pioneer’s other products. Pioneer’s ECU production was 161,635 ECUs in the first quarter of 2005, as compared to 173,690 ECUs and 169,555 ECUs in the preceding quarter and the first quarter of 2004, respectively. Production during the first quarter of 2005 was reduced by approximately 17,500 ECUs as a result of disruptions to rail service to Pioneer’s plant in Henderson, Nevada, a seasonal reduction in orders affecting the Becancour, Quebec plant, and a planned maintenance outage at the plant in St. Gabriel, Louisiana.

     Cost of sales during the quarter ended March 31, 2005, was $0.3 million higher than during the first quarter of 2004. Variable product costs during the first quarter of 2005 were $1.8 million higher than in the 2004 first quarter, with a $2.9 million increase in prices for salt, electricity and other raw materials being partially offset by $1.6 million in lower costs due to lower production volume, in addition to higher non-ECU purchases for resale of $0.5 million. There was also a $2.3 million increase in maintenance costs, partially offset by lower salaries and employee-related costs as a result of workplace reductions brought about as a result of an on-going organizational efficiency project.

Also offsetting these increases was the absence of depreciation of approximately $3.4 million related to a decision to discontinue chlor-alkali production at the Tacoma facility in the first quarter of 2004.

     Selling, general and administrative expenses in the first quarter of 2005 were $1.9 million higher than during the earlier period primarily as a result of an increase in personnel expenses of $1.3 million, resulting from increased employee bonus accruals partially offset by a decrease in salaries and other employee-related costs, along with an increase in bad debt expense of approximately $0.9 million. There was also the absence of approximately $0.5 million in consulting fees recognized in the first quarter of 2004 relating to the organizational efficiency project.

     During the first quarter of 2005 Pioneer redeemed a portion of its senior secured indebtedness and had reduced borrowings under its revolving credit agreement. As a result, for the three months ended March 31, 2005, interest expense was $4.3 million, compared to $4.7 million during the year-earlier period.

     Pioneer’s net income is affected by the remeasurement of Canadian dollar-denominated account balances in U.S. dollars for financial reporting purposes. In the first quarter of 2005, Pioneer reported as other income $0.2 million of currency exchange gain, compared to a $0.1 million currency exchange gain in the first quarter of 2004.

     Income tax expense for the quarter ended March 31, 2005, was $3.4 million, derived primarily from income from Pioneer’s Canadian operations. Available net operating loss carryforward was applied to offset the taxable income. For the first quarter of 2004 Pioneer reported an income tax benefit of $0.3 million.

     At March 31, 2005, Pioneer had liquidity of $41.0 million, which included the amount available for borrowing under Pioneer’s revolving credit facility of $25.4 million, net of letters of credit outstanding on that date, and cash of $15.6 million. Pioneer anticipates that it will be required to redeem and prepay up to approximately $18.3 million principal amount of certain indebtedness during May 2005 under certain debt covenants requiring the application of amounts defined as excess cash flow.

     Michael Y. McGovern, Pioneer’s President and Chief Executive Officer, stated, “With continuing strong demand for chlorine and caustic soda, our ECU netback averaged $548 during the first quarter of this year, and the average ECU netback continued to improve to an average of approximately $570 in April. We are pleased that our strong performance in the quarter will enable us to make a significant prepayment of our outstanding debt. We believe that rail transportation difficulties and continuing high electricity prices are the critical factors that could affect the net benefits of the strong markets for our products during the current year.”

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Pioneer’s common stock began trading on the NASDAQ Stock Market on April 15, 2005, under the symbol PONR.

     Pioneer has filed its quarterly report on Form 10-Q for the quarter ended March 31, 2005, and has posted it to its Internet web site. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.

     Pioneer will conduct a teleconference on May 17, 2005, at 9:00 a.m. Central time in order to discuss its financial results for the first quarter of 2005. Individuals who are interested in listening to the teleconference may call (888) 391-0237 at that time and request to listen to the Pioneer earnings teleconference. A replay of this teleconference will be available from 11:00 a.m. (Central time) on May 17, 2005, until 11:00 a.m. on May 19, 2005, by dialing (800) 633-8284, reservation #21247159.

     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, Pioneer’s high financial leverage, global political and economic conditions, the demand and prices for Pioneer’s products and raw materials, Pioneer’s access to and the cost of rail transportation, Pioneer and industry production volumes, competitive prices, the cyclical nature of the markets for many of Pioneer’s products and raw materials, the effect of Pioneer’s results of operations on its debt agreements, and other risks and uncertainties described in Pioneer’s filings with the

Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004
Revenues	$119,090	$91,032
Cost of sales	(87,608)	(87,317)

Gross profit	31,482	3,715
Selling, general and administrative expenses	(8,463)	(6,589)
Other items	(505)	(165)

Operating income (loss)	22,514	(3,039)
Interest expense, net	(4,256)	(4,642)
Other income, net	173	126

Income (loss) before income taxes	18,431	(7,555)
Income tax benefit (expense)	(3,411)	262

Net income (loss)	$15,020	$(7,293)

Net Income (loss) per share:
Basic	$1.34	$(0.73)
Diluted	$1.28	$(0.73)
Weighted average number of shares outstanding:
Basic	11,176	10,006
Diluted	11,779	10,006

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,	December 31,
	2005	2004
Assets
Current assets	$98,304	$90,983
Net property, plant and equipment	170,471	172,198
Other assets, net	4,298	4,359
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$357,137	$351,604

Liabilities and stockholders’ equity
Current liabilities	$46,839	$42,819
Long-term debt, less current portion	178,649	200,797
Employee benefit and other long-term liabilities	78,726	70,093
Total stockholders’ equity	52,923	37,895

Total liabilities and stockholders’ equity	$357,137	$351,604

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2005	2004
Operating activities:
Net income (loss)	$15,020	$(7,293)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	5,685	8,884
Provision for (recovery of) losses on accounts Receivable	603	(653)
Deferred tax (benefit) expense	3,311	(262)
Gain (loss) on disposal of assets	(74)	175
Currency exchange gain	(173)	(129)
Net effect of changes in operating assets and Liabilities	1,183	13,481

Net cash flows from operating activities	25,555	14,203

Investing activities:
Capital expenditures	(3,932)	(2,325)
Proceeds from disposal of assets	74	—

Net cash flows used in investing activities	(3,858)	(2,325)

Financing activities:
Net payments under revolving credit arrangements	—	(10,209)
Repayments of long-term debt	(22,316)	(1,166)
Proceeds from issuance of stock, net	8	18

Net cash flows used in financing activities	(22,308)	(11,357)

Effect of exchange rate changes on cash	(14)	35

Net change in cash and cash equivalents	(625)	556
Cash and cash equivalents at beginning of period	16,191	1,946

Cash and cash equivalents at end of period	$15,566	$2,502